Exhibit 99.1

The First Bancorp Declares Second Quarter Dividend
DAMARISCOTTA, Maine - (BUSINESS WIRE) - June 27, 2019 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 30 cents per share. This second quarter dividend is payable July 31, 2019, to shareholders of record as of July 10, 2019, and is up one cent from the 29 cents per share the Company paid in each of the past four quarters. Based on the June 26, 2019 closing price of $25.06 per share, the annualized dividend of $1.20 per share translates to a yield of 4.79%.
"In 2018, The First Bancorp reported its fifth consecutive year of record earnings. This positive trend continued with an 11.8% year to year increase for the first quarter of 2019" noted President & Chief Executive Officer, Tony C. McKim. “The Company's Board of Directors continues to view it appropriate to share these strong results with our shareholders in the form of increased cash dividends.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M. Elder, EVP & Chief Financial Officer of First National Bank, at 207.563.3195 x2087.